Exhibit 99.1

HESS MIDSTREAM LP

HESS MIDSTREAM LP REPORTS ESTIMATED RESULTS FOR THE THIRD QUARTER OF 2025

Third Quarter 2025 Highlights:

•
Net income was $175.5 million. Net cash provided by operating activities was $258.9 million.
•
Net income attributable to Hess Midstream LP was $97.7 million, or $0.75 basic earnings per Class A share, after deduction for noncontrolling interests.
•
Adjusted EBITDA1 was $320.7 million and Adjusted Free Cash Flow1 was $186.8 million.
•
Completed accretive $70.0 million repurchase of Class A shares of Hess Midstream LP and $30.0 million repurchase of Class B units of Hess Midstream Operations LP.
•
Increased quarterly cash distribution to $0.7548 per Class A share for the third quarter of 2025, an increase of $0.0178 per Class A share for the third quarter of 2025 compared with the second quarter of 2025. This increase is supported by excess Adjusted Free Cash Flow after distributions from the reduction in total Hess Midstream LP shares and Hess Midstream Operations LP units following the accretive repurchases in the third quarter of 2025.
•
Throughput volumes increased 10% for gas processing, 7% for oil terminaling and 7% for water gathering compared with the prior‑year quarter, primarily due to higher production.

Guidance:

•
Hess Midstream LP expects $170 - $180 million of net income and $315 - $325 million of Adjusted EBITDA in the fourth quarter of 2025.
•
Hess Midstream LP is reducing its full year 2025 capital expenditure guidance to approximately $270 million, implying $70 million of capital expenditures expected in the fourth quarter of 2025, based on suspension of the Capa gas plant and removal of the project from its forward plan.
•
Hess Midstream LP reiterates updated guidance from the September 18, 2025 news release.

HOUSTON, November 3, 2025—Hess Midstream LP (NYSE: HESM) (“Hess Midstream” or the “Company”) today reported third quarter 2025 net income of $175.5 million compared with net income of $164.7 million for the third quarter of 2024. After deduction for noncontrolling interests, net income attributable to Hess Midstream was $97.7 million, or $0.75 basic earnings per Class A share, compared with $0.63 basic earnings per Class A share in the third quarter of 2024. Hess Midstream generated Adjusted EBITDA of $320.7 million. Net cash provided by operating activities was $258.9 million and Adjusted Free Cash Flow was $186.8 million.

“We delivered solid operational performance in the third quarter, growing gas throughput across our systems on a year-over-year and sequential basis,” said Jonathan Stein, Chief Executive Officer of Hess Midstream. “We remain focused on continuing to deliver safe and reliable execution, reducing costs and returning capital to our shareholders.”

(1) Adjusted EBITDA and Adjusted Free Cash Flow are non‑GAAP measures. Definitions and reconciliations of these non‑GAAP measures to the most directly comparable GAAP reporting measures appear in the following pages of this release.

On July 18, 2025, Hess Corporation (“Hess”) and Chevron completed the previously announced merger contemplated by the Agreement and Plan of Merger, dated as of October 22, 2023 (the “Merger”). As a result of the Merger, Chevron is the direct parent of Hess and, therefore, indirectly owns an approximately 37.9% interest in Hess Midstream on a consolidated basis.

Hess Midstream’s results contained in this release are consolidated to include the noncontrolling interests in Hess Midstream Operations LP (the “Partnership”) owned by affiliates of Chevron and, up until May 30, 2025, by Global Infrastructure Partners, a part of BlackRock (“GIP” and together with Chevron, the “Sponsors”). On May 30, 2025, GIP sold all of its limited partner interests in the Partnership and no longer holds a direct or indirect ownership interest in the Company or the Partnership. We refer to certain results as “attributable to Hess Midstream LP,” which exclude the noncontrolling interests in the Partnership owned by the Sponsors.

Financial Results

Revenues and other income in the third quarter of 2025 were $420.9 million compared with $378.5 million in the prior‑year quarter. Third quarter 2025 revenues included $27.9 million of pass-through electricity, produced water trucking and disposal costs and certain other fees compared with $24.8 million in the prior-year quarter. Third quarter 2025 revenues and other income were up $42.4 million compared with the prior-year quarter, primarily due to higher physical volumes and higher tariff rates. Total operating costs and expenses in the third quarter of 2025 were $162.0 million, up from $146.8 million in the prior-year quarter, primarily due to higher employee costs, depreciation and pass-through electricity and produced water trucking and disposal costs. Interest expense, net of interest income, in the third quarter of 2025 was $57.1 million, up from $51.8 million in the prior-year quarter, primarily due to higher borrowings under the Company's revolving credit facility.

Net income for the third quarter of 2025 was $175.5 million, or $0.75 basic earnings per Class A share, after deduction for noncontrolling interests, compared with $0.63 basic earnings per Class A share in the prior-year quarter. Substantially all of income tax expense was attributed to earnings of Class A shares reflective of Hess Midstream’s organizational structure. Net cash provided by operating activities for the third quarter of 2025 was $258.9 million.

Adjusted EBITDA for the third quarter of 2025 was $320.7 million. Adjusted Free Cash Flow for the third quarter of 2025 was $186.8 million.

At September 30, 2025, Hess Midstream had a drawn balance of $356.0 million on its revolving credit facility. On July 24, 2025, Hess Midstream's senior unsecured debt was upgraded by S&P to an investment grade rating of BBB-.

Operational Highlights

In the third quarter of 2025, Hess Midstream completed construction of a new compressor station. The new station provides approximately 35 MMcf/d of installed capacity and can be expanded to provide an additional 35 MMcf/d in the future.

Throughput volumes increased 10% for gas processing, 7% for oil terminaling and 7% for water gathering in the third quarter of 2025 compared with the third quarter of 2024, primarily due to higher production and higher third-party gas volumes.

Capital Expenditures

Capital expenditures for the third quarter of 2025 totaled $79.8 million compared with $96.3 million in the prior‑year quarter and related primarily to continued expansion of Hess Midstream's gas compression and associated pipeline infrastructure.

Quarterly Cash Distributions

On October 27, 2025, the Board of Directors of Hess Midstream’s General Partner declared a quarterly cash distribution of $0.7548 per Class A share for the third quarter of 2025, an increase of $0.0178 per Class A share as compared with the second quarter of 2025. This increase is supported by excess Adjusted Free Cash Flow after distributions from the reduction in total Hess Midstream LP shares and Hess Midstream Operations LP units following the accretive repurchases in the third quarter of 2025. The distribution is expected to be paid on November 14, 2025, to shareholders of record as of the close of business on November 6, 2025.

Guidance

For the fourth quarter of 2025, Hess Midstream expects net income of $170 - $180 million and Adjusted EBITDA of $315 - $325 million based on scheduled maintenance activities and lower third-party volumes as disclosed in the September 18, 2025 news release, implying full year expected net income of $685 - $695 million and Adjusted EBITDA of $1,245 - $1,255 million.

Hess Midstream is reaffirming its full year 2025 throughput guidance. Hess Midstream is also updating its full year 2025 capital expenditure guidance to approximately $270 million based on suspension of the Capa gas plant and removal of the project from its forward plan.

Investor Webcast

Hess Midstream will review third quarter financial and operating results and other matters on a webcast today at 10:00 a.m. Eastern Time. For details about the event, refer to www.hessmidstream.com.

About Hess Midstream

Hess Midstream LP is a fee‑based, growth-oriented midstream company that owns, operates, develops and acquires a diverse set of midstream assets to provide services to Chevron, its subsidiaries, and third‑party customers. Hess Midstream owns oil, gas and produced water handling assets that are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota. More information is available at www.hessmidstream.com.

As used in this news release, the term “Chevron” may refer to Chevron Corporation, one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.

Non‑GAAP Measures

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (“GAAP”), management utilizes certain additional non‑GAAP measures to facilitate comparisons of past performance and future periods. We define “Adjusted EBITDA” as reported net income (loss) before net interest expense, income tax expense (benefit), and depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance, such as transaction costs, other income and other non‑cash and non‑recurring items, if applicable. We define “Adjusted Free Cash Flow” as Adjusted EBITDA less net interest, excluding amortization of deferred financing costs, cash paid for federal and state income taxes, capital expenditures and ongoing contributions to equity investments. We define “Gross Adjusted EBITDA Margin” as the ratio of Adjusted EBITDA to total revenues, less pass-through revenues. We believe that investors’ understanding of our performance is enhanced by disclosing these measures as they may assist in assessing our operating performance as compared to other publicly traded companies in the midstream energy industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods, and assessing the ability of our assets to generate sufficient cash flow to make distributions to our shareholders. These measures are not, and should not be viewed as, a substitute for GAAP net income or cash flow from operating activities and should not be considered in isolation. Reconciliations of Adjusted EBITDA, Adjusted Free Cash Flow and Gross Adjusted EBITDA Margin to reported net income (GAAP), net cash provided by operating activities (GAAP) and gross margin (GAAP), respectively, are provided below. Hess Midstream is unable to project net cash provided by operating activities with a reasonable degree of accuracy because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occur. Therefore, Hess Midstream is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected Adjusted Free Cash Flow to projected net cash provided by operating activities without unreasonable effort.

	Third Quarter
	(unaudited)
	2025	2024

(in millions)
Reconciliation of Adjusted EBITDA to net income:
Net income	$175.5	$164.7
Plus:
Depreciation expense	56.6	51.5
Interest expense, net	57.1	51.8
Income tax expense	31.5	18.9
Adjusted EBITDA	$320.7	$286.9

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to net cash provided by operating activities:
Net cash provided by operating activities	$258.9	$224.9
Changes in assets and liabilities	8.9	14.0
Amortization of deferred financing costs	(3.0)	(2.6)
Interest expense, net	57.1	51.8
Income from equity investments	5.2	3.7
Distribution from equity investments	(5.5)	(4.4)
Other	(0.9)	(0.5)
Adjusted EBITDA	$320.7	$286.9
Less:
Interest, net(1)	54.1	49.2
Capital expenditures	79.8	96.3
Adjusted free cash flow	$186.8	$141.4

(1) Excludes amortization of deferred financing costs.

	Third Quarter
	(Unaudited)
	2025	2024
(in millions, except ratios)
Reconciliation of gross Adjusted EBITDA margin to gross margin:
Income from operations	$258.9	$231.7
Total revenues	$420.9	$378.5
Gross margin	62%	61%

Income from operations	$258.9	$231.7
Plus:
Depreciation expense	56.6	51.5
Income from equity investments	5.2	3.7
Adjusted EBITDA	$320.7	$286.9

Total revenues	$420.9	$378.5
Less: pass-through revenues	27.9	24.8
Revenues excluding pass-through	$393.0	$353.7
Gross Adjusted EBITDA margin	82%	81%

	Guidance
	Fourth Quarter Ending	Year Ending
	December 31, 2025	December 31, 2025
	(Unaudited)	(Unaudited)
(in millions)
Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to net income:
Net income	$170 - 180	$685 - 695
Plus:
Depreciation expense	55	215
Interest expense, net	60	230
Income tax expense	30	115
Adjusted EBITDA	$315 - 325	$1,245 - 1,255
Less:
Interest, net	55	215
Capital expenditures	70	270
Adjusted free cash flow	$190 - 200	$760 - 770

Cautionary Note Regarding Forward-looking Information

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws. Words such as “anticipate,” “estimate,” “expect,” “forecast,” “guidance,” “could,” “may,” “should,” “would,” “believe,” “intend,” “project,” “plan,” “predict,” “will,” “target” and similar expressions identify forward-looking statements, which are not historical in nature. Our forward-looking statements may include, without limitation: our future financial and operational results; our business strategy; our industry; our expected revenues; our future profitability; our maintenance or expansion projects; our projected budget and capital expenditures and the impact of such expenditures on our performance; future economic and market conditions in the oil and gas industry; and our ability to execute future accretive opportunities, including incremental return of capital to shareholders.

Forward-looking statements are based on our current understanding, assessments, estimates and projections of relevant factors and reasonable assumptions about the future. Forward-looking statements are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from our historical experience and our current projections or expectations of future results expressed or implied by these forward-looking statements. The following important factors could cause actual results to differ materially from those in our forward-looking statements: the ability of Chevron and other parties to satisfy their obligations to us, including Chevron's ability to meet its drilling and development plans on a timely basis or at all, its ability to deliver its nominated volumes to us, and the operation of joint ventures that we may not control; our ability to generate sufficient cash flow to pay current and expected levels of distributions; reductions in the volumes of crude oil, natural gas, natural gas liquids (“NGLs”) and produced water we gather, process, terminal or store; the actual volumes we gather, process, terminal or store for Chevron in excess of our MVCs and relative to Chevron's nominations; fluctuations in the prices and demand for crude oil, natural gas and NGLs; changes in global economic conditions and the effects of a global economic downturn or inflation on our business and the business of our suppliers, customers, business partners and lenders; our ability to comply with government regulations or make capital expenditures required to maintain compliance, including our ability to obtain or maintain permits necessary for capital projects in a timely manner, if at all, or the revocation or modification of existing permits; our ability to successfully identify, evaluate and timely execute our capital projects, investment opportunities and growth strategies, whether through organic growth or acquisitions; costs or liabilities associated with federal, state and local laws, regulations and governmental actions applicable to our business, including legislation and regulatory initiatives relating to environmental protection and health and safety, such as spills, releases, pipeline integrity and measures to limit greenhouse gas emissions and climate change; our ability to comply with the terms of our credit facility, indebtedness and other financing arrangements, which, if accelerated, we may not be able to repay; reduced demand for our midstream services, including the impact of weather or the availability of the competing third-party midstream gathering, processing and transportation operations; potential disruption or interruption of our business due to catastrophic events, such as accidents, severe weather events, labor disputes, information technology failures, constraints or disruptions and cyber-attacks; any limitations on our ability to access debt or capital markets on terms that we deem acceptable, including as a result of weakness in the oil and gas industry or negative outcomes within commodity and financial markets; liability resulting from litigation; risks and uncertainties associated with Hess’ completed merger and integration with Chevron; and other factors described in Item 1A—Risk Factors in our Annual Report on Form 10-K and any additional risks described in our other filings with the Securities and Exchange Commission.

As and when made, we believe that our forward-looking statements are reasonable. However, given these risks and uncertainties, caution should be taken not to place undue reliance on any such forward-looking statements since such statements speak only as of the date when made and there can be no assurance that such forward-looking statements will occur and actual results may differ materially from those contained in any forward-looking statement we make. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise.

For Hess Midstream LP

Investor Contact:

Jennifer Gordon

(212) 536-8244

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Third	Third	Second
	Quarter	Quarter	Quarter
	2025	2024	2025
Statement of operations
Revenues
Affiliate services	$405.6	$371.4	$405.3
Third-party services	14.0	6.2	8.2
Other income	1.3	0.9	0.7
Total revenues	420.9	378.5	414.2
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	98.1	89.0	94.1
Depreciation expense	56.6	51.5	51.8
General and administrative expenses	7.3	6.3	8.1
Total operating costs and expenses	162.0	146.8	154.0
Income from operations	258.9	231.7	260.2
Income from equity investments	5.2	3.7	4.0
Interest expense, net	57.1	51.8	55.4
Income before income tax expense	207.0	183.6	208.8
Income tax expense	31.5	18.9	29.1
Net income	$175.5	$164.7	$179.7
Less: Net income attributable to noncontrolling interest	77.8	106.1	89.4
Net income attributable to Hess Midstream LP	$97.7	$58.6	$90.3

Net income attributable to Hess Midstream LP per Class A share:
Basic	$0.75	$0.63	$0.74
Diluted	$0.75	$0.63	$0.74
Weighted average Class A shares outstanding
Basic	130.3	93.0	121.8
Diluted	130.3	93.0	121.8

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Nine Months Ended September 30,
	2025	2024
Statement of operations
Revenues
Affiliate services	$1,185.2	$1,079.3
Third-party services	28.9	17.6
Other income	3.0	2.7
Total revenues	1,217.1	1,099.6
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	277.8	254.6
Depreciation expense	159.9	151.8
General and administrative expenses	22.9	17.2
Total operating costs and expenses	460.6	423.6
Income from operations	756.5	676.0
Income from equity investments	12.6	10.1
Interest expense, net	168.9	150.0
Income before income tax expense	600.2	536.1
Income tax expense	83.6	49.2
Net income	$516.6	$486.9
Less: Net income attributable to noncontrolling interest	257.0	334.2
Net income attributable to Hess Midstream LP	$259.6	$152.7

Net income attributable to Hess Midstream LP per Class A share:
Basic:	$2.15	$1.82
Diluted:	$2.14	$1.82
Weighted average Class A shares outstanding
Basic	120.9	84.0
Diluted	121.0	84.0

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Third Quarter 2025
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$221.5	$151.4	$32.7	$-	$405.6
Third-party services	5.8	8.2	-	-	14.0
Other income	-	-	1.3	-	1.3
Total revenues	227.3	159.6	34.0	-	420.9
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	58.6	29.2	10.3	-	98.1
Depreciation expense	34.5	17.7	4.4	-	56.6
General and administrative expenses	2.7	1.9	0.3	2.4	7.3
Total operating costs and expenses	95.8	48.8	15.0	2.4	162.0
Income (loss) from operations	131.5	110.8	19.0	(2.4)	258.9
Income from equity investments	-	5.2	-	-	5.2
Interest expense, net	-	-	-	57.1	57.1
Income before income tax expense	131.5	116.0	19.0	(59.5)	207.0
Income tax expense	-	-	-	31.5	31.5
Net income (loss)	131.5	116.0	19.0	(91.0)	175.5
Less: Net income (loss) attributable to noncontrolling interest	49.4	43.6	7.2	(22.4)	77.8
Net income (loss) attributable to Hess Midstream LP	$82.1	$72.4	$11.8	$(68.6)	$97.7

	Third Quarter 2024
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$201.7	$140.8	$28.9	$-	$371.4
Third-party services	1.8	4.3	0.1	-	6.2
Other income	-	-	0.9	-	0.9
Total revenues	203.5	145.1	29.9	-	378.5
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	51.3	30.3	7.4	-	89.0
Depreciation expense	32.2	15.0	4.3	-	51.5
General and administrative expenses	2.4	1.2	0.3	2.4	6.3
Total operating costs and expenses	85.9	46.5	12.0	2.4	146.8
Income (loss) from operations	117.6	98.6	17.9	(2.4)	231.7
Income from equity investments	-	3.7	-	-	3.7
Interest expense, net	-	-	-	51.8	51.8
Income before income tax expense	117.6	102.3	17.9	(54.2)	183.6
Income tax expense	-	-	-	18.9	18.9
Net income (loss)	117.6	102.3	17.9	(73.1)	164.7
Less: Net income (loss) attributable to noncontrolling interest	68.0	59.0	10.5	(31.4)	106.1
Net income (loss) attributable to Hess Midstream LP	$49.6	$43.3	$7.4	$(41.7)	$58.6

HESS MIDSTREAM LP

SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)

(IN MILLIONS)

	Second Quarter 2025
	Gathering	Processing and Storage	Terminaling and Export	Interest and Other	Total
Statement of operations
Revenues
Affiliate services	$219.9	$152.3	$33.1	$-	$405.3
Third-party services	2.5	5.6	0.1	-	8.2
Other income	-	-	0.7	-	0.7
Total revenues	222.4	157.9	33.9	-	414.2
Costs and expenses
Operating and maintenance expenses (exclusive of depreciation shown separately below)	54.7	30.6	8.8	-	94.1
Depreciation expense	32.7	14.8	4.3	-	51.8
General and administrative expenses	3.2	1.9	0.2	2.8	8.1
Total operating costs and expenses	90.6	47.3	13.3	2.8	154.0
Income (loss) from operations	131.8	110.6	20.6	(2.8)	260.2
Income from equity investments	-	4.0	-	-	4.0
Interest expense, net	-	-	-	55.4	55.4
Income before income tax expense	131.8	114.6	20.6	(58.2)	208.8
Income tax expense	-	-	-	29.1	29.1
Net income (loss)	131.8	114.6	20.6	(87.3)	179.7
Less: Net income (loss) attributable to noncontrolling interest	56.5	49.1	8.7	(24.9)	89.4
Net income (loss) attributable to Hess Midstream LP	$75.3	$65.5	$11.9	$(62.4)	$90.3

HESS MIDSTREAM LP

SUPPLEMENTAL OPERATING DATA (UNAUDITED)

(IN THOUSANDS)

	Third	Third	Second
	Quarter	Quarter	Quarter
	2025	2024	2025

Throughput volumes
Gas gathering - Mcf of natural gas per day	480	442	464
Crude oil gathering - bopd	123	116	127
Gas processing - Mcf of natural gas per day	462	419	449
Crude terminals - bopd	130	122	137
NGL loading - blpd	18	15	17
Water gathering - blpd	137	128	138

		Nine Months Ended September 30,
		2025	2024
Throughput volumes
Gas gathering - Mcf of natural gas per day		459	429
Crude oil gathering - bopd		122	112
Gas processing - Mcf of natural gas per day		445	410
Crude terminals - bopd		131	122
NGL loading - blpd		16	15
Water gathering - blpd		134	123